Exhibit 99.1

For immediate release	February 10, 2021

Crown Crafts Reports Fiscal 2021 Third Quarter Results

●	Net sales increased 4.8% for the quarter and 8.0% year-to-date
●	Higher gross profit for the quarter and year-to-date periods
●	Company ended the quarter with a $3.7 million cash balance
●	Board declares a quarterly dividend of $0.08 per share

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the third quarter of fiscal year 2021, which ended December 27, 2020.

“Demand for our products was strong in the third quarter and has remained so throughout the first nine months of fiscal 2021,” said E. Randall Chestnut, Chairman and Chief Executive Officer. “Our financial performance reflects the success of our strategies and the continued popularity of our product portfolio, which has remained aligned with consumer preferences even in these most challenging times,” Chestnut continued.

“In addition to our positive momentum in sales and earnings, our cash flows and balance sheet also remained strong in the third quarter,” said Olivia Elliott, President, Chief Operating Officer and Chief Financial Officer. “As we continue to operate from a position of financial strength, we will maintain our focus on generating cash flow, controlling costs and developing new products for the marketplace,” Elliott continued.

Financial Results

Net income for the third quarter of fiscal 2021 was $2.1 million, or $0.21 per diluted share, on net sales of $19.5 million, compared with net income of $2.1 million, or $0.21 per diluted share, on net sales of $18.6 million for the third quarter of fiscal 2020. Gross profit for the current year quarter increased to 31.6% of net sales, up from 31.3% of net sales in the prior-year quarter.

For the nine-month fiscal period, net income was $5.8 million, or $0.57 per diluted share, on net sales of $57.3 million, compared with net income of $5.0 million, or $0.49 per diluted share, on net sales of $53.1 million for the first nine months of fiscal 2020. Gross profit for the current year nine-month period was 31.9% of net sales, up from 30.6% of net sales in the prior-year period.

The recognition of certain tax credits favorably impacted the current year quarter and year-to-date periods by $74,000, or $0.01 per diluted share, and the prior year quarter and year-to-date periods by $274,000, or $0.03 per diluted share. Prior year net income for the year-to-date period was also impacted favorably by $292,000, or $0.03 per diluted share, due to the reversal of a portion of reserves for unrecognized tax benefits and the related interest and penalties that had been previously recorded.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on April 2, 2021 to stockholders of record at the close of business on March 12, 2021. “Our Board remains confident in the ongoing strength of our Company, including its financial position, management team and business operations, to deliver consistently solid returns to shareholders for both the short term and the long term,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Daylight Time on May 11, 2021. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10151502.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs and developmental toys. The Company operates through its three wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc. and Carousel Designs, LLC, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, the impact of the COVID-19 pandemic on the Company’s business operations, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:                 Olivia W. Elliott

President, Chief Operating Officer and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	December 27, 2020	December 29, 2019	December 27, 2020	December 29, 2019
Net sales	$19,476	$18,587	$57,340	$53,089
Gross profit	6,153	5,821	18,270	16,241
Gross profit percentage	31.6%	31.3%	31.9%	30.6%
Income from operations	2,733	2,405	7,668	5,897
Income before income tax expense	2,723	2,377	7,653	5,895
Income tax expense	582	282	1,810	942
Net income	2,141	2,095	5,843	4,953
Basic earnings per share	$0.21	$0.21	$0.57	$0.49
Diluted earnings per share	$0.21	$0.21	$0.57	$0.49

Weighted Average Shares Outstanding:
Basic	10,208	10,166	10,195	10,143
Diluted	10,224	10,177	10,200	10,144

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	December 27, 2020
	(Unaudited)	March 29, 2020
Cash and cash equivalents	$3,658	$282
Accounts receivable, net of allowances	18,249	17,803
Inventories	22,842	17,732
Total current assets	46,941	37,041
Operating lease right of use assets	4,528	4,896
Finite-lived intangible assets - net	4,981	5,577
Goodwill	7,125	7,125
Total assets	$65,806	$57,173

Total current liabilities	17,192	6,479
Long-term debt	524	2,578
Operating lease liabilities, noncurrent	4,824	4,959

Shareholders’ equity	42,441	42,436
Total liabilities and shareholders’ equity	$65,806	$57,173